EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
November 6, 2009

For more information, please contact:
Hugh W. Mohler, Chairman & CEO	410-427-3707
David E. Borowy, Senior Vice President & CFO	410-427-3788

Bay National Corporation
Reports Third Quarter 2009 Results

BALTIMORE, MD (November 6, 2009) Bay National Corporation (the “Company”) (NASDAQ: BAYN), the bank holding company for Bay National Bank, today reported a third  quarter net loss of $1,447,000 or $0.67 per diluted share, as compared to a net loss of $1,779,000 or $0.83 per diluted share reported for the quarter ending September  30, 2008.

The results for the current quarter include a provision for credit losses of $1,800,000 and net charge-offs totaling $2,329,000 while the comparable quarter one year ago reflected $2,492,000 in provision for credit losses and in net charge-offs.  Net charge-offs for the third quarter of 2009 were largely in the commercial, commercial construction, commercial real estate and consumer construction categories.

As of September 30, 2009, total assets were $297.5 million, an increase of 8.5% from September 30, 2008.  Net loans decreased by $40.8 million or 17.1% from the year-ago quarter end while deposits increased by $44.2 million or 18.9%.  While we continue with our efforts to raise additional capital, management deems it prudent to maintain current capital ratios by limiting loan growth for the short-term and recognizes that the needs of our existing customers must take priority over the establishment of new relationships.

Hugh W. Mohler, Chairman and Chief Executive Officer, commented, “Though we are encouraged by occasional signs of stabilization in the financial markets, we continue to be adversely affected by the declines in real estate values, the dramatic decreases in interest rates, and a prolonged recovery to the worst economic downturn in 80 years.  Amidst these crosscurrents, we have determined that our strategic priorities remain unequivocally  focused on improving our capital ratios and liquidity position.

As such, our Board of Directors and management team continue their steadfast efforts and determination to preserve capital, manage asset/portfolio risk and improve our operating efficiencies. We are pleased that in spite of the credit issues recognized this quarter and the uncertain economic conditions, the bank remains adequately capitalized with approximately 8.2% in total risk-based capital. Management continues to work diligently to raise additional capital in order to meet the increased regulatory requirements. Once achieved, we will have available capacity to grow the loan portfolio and thereby increase the level of earning assets that will further advance our return to profitability.  We remain hopeful that our efforts will be successful.”  Mr. Mohler concluded.

About Bay National Bank
Bay National Bank was founded in 2000 in response to banking industry consolidation and the distinct void these mergers created in servicing, in particular, small and mid-size businesses and their owners, business professionals, and high net worth individuals. We believe that Bay National Bank now occupies a unique niche in the banking industry. We also believe that Bay National Bank is well positioned between the much larger banks, whose size and bureaucracy can preclude them from delivering exceptional and responsive service, and the much smaller banks, which may not be able to deliver the full range of products and services sought by growing businesses and sophisticated customers.

Bay National Bank has two full-service banking offices, Baltimore and Salisbury, Maryland, and residential mortgage lending operations in both Baltimore and the Eastern Shore of Maryland. It offers a complete range of commercial, private, cash management, retail, and residential mortgage banking services delivered with a high degree of respect and integrity.

The statements in this press release that our board and management “continue their steadfast efforts and  determination to preserve capital, manage asset/portfolio risk and improve our operating efficiencies,” with respect to raising additional capital, growing the loan portfolio and increasing earnings assets after raising such capital, and with respect to  our future return to profitability  are not historical facts and as such constitute “forward-looking statements” as defined by Federal Securities laws.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, our ability to raise additional capital and the amount of capital we are able to raise, further deterioration in real estate values and economic conditions generally, and changes in interest rates, deposit flows and loan demand, as well as changes in competitive, governmental, regulatory, technological and other factors which may affect Bay National Corporation specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made.  Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission.

SELECTED UNAUDITED FINANCIAL DATA
AS OF SEPTEMBER 30, 2009 and 2008
(dollars in thousands, except per share data)

	September 30, 2009	September 30, 2008
Total assets	$297,528	$274,123
Cash and due from banks	59,931	555
Federal funds sold and other overnight investments	943	16,603
Investment securities available for sale	20,914	-
Other equity securities	1,151	1,240
Loans, net	197,185	237,957
Deposits	277,531	233,344
Short-term borrowings	-	15,717
Subordinated debt	8,000	8,000
Stockholders’ equity	10,797	16,033

Common shares outstanding	2,154,301	2,153,101
Book value per share	$5.01	$7.45
Ratio of interest earning assets to interest bearing liabilities	121.41%	120.84%
Stockholders’ equity as a percentage of assets	3.63%	5.85%

SELECTED UNAUDITED FINANCIAL RATIOS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 and 2008

Weighted average yield/rate on:	YTD 2009	YTD 2008
Loans	5.16%	6.34%
Investments and interest bearing cash balances	.81%	1.52%
Interest bearing liabilities	2.90%	3.20%
Net interest spread	1.57%	2.89%
Net interest margin	2.10%	3.48%

SELECTED UNAUDITED OPERATIONAL DATA
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009 and 2008
(dollars in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
Interest income	$3,047	$3,586	$9,291	$11,805
Interest expense	1,614	1,578	4,919	5,058
Net interest income	1,433	2,008	4,372	6,747
Provision for credit losses	1,800	2,492	5,694	5,517
Net interest income after provision for credit losses	(367)	(484)	(1,322)	1,230
Non-interest income	238	203	680	613
Non-interest expenses	2,275	2,591	6,628	8,266
Loss before income taxes	(2,404)	(2,872)	(7,270)	(6,423)
Income tax benefit	(957)	(1,093)	(2,895)	(2,382)
Net loss	$(1,447)	$(1,779)	$(4,375)	$(4,041)

PER COMMON SHARE
Basic net loss per share	$(.67)	$(.83)	$(2.03)	$(1.88)
Diluted net loss per share	$(.67)	$(.83)	$(2.03)	$(1.88)
Average shares outstanding (Basic)	2,154,301	2,151,825	2,153,778	2,144,519
Average shares outstanding (Diluted)	2,154,301	2,151,825	2,153,778	2,144,519

STOCK PRICE
High	$3.70	$8.03	$3.70	$11.70
Low	$.96	$4.26	$.52	$4.26
Close	$1.98	$5.70	$1.98	$5.70

SUPPLEMENTAL INFORMATION:
(dollars in thousands)

Reconciliation of total deposits to core deposits:	September 30, 2009	September 30, 2008
Total deposits	$277,531	$233,344
Commercial paper sweep balances	-	14,087
National market certificates of deposit	(154,910)	(72,092)
Variable balance accounts (1 customer as of September 30, 2009 and 2008)	(11,039)	(8,373)
Portion of variable balance accounts considered to be core	3,000	3,000
Core deposits	$114,582	$169,966